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                                                                     EXHIBIT 8.1







January _____, 2002


G REIT, Inc.
1551 N. Tustin Avenue, Suite 650
Santa Ana, California 92705

         Re:      G REIT, Inc.
                  Qualification as a Real Estate Investment Trust

Ladies and Gentlemen:

         We have acted as counsel to G REIT, Inc., a Virginia corporation (the "Company"), in connection with (i) the preparation of a Form S-11 registration statement (the "Registration Statement") filed with the Securities and Exchange Commission ("SEC") on January _____, 2002 (no. 333-_______), as amended through the date hereof, with respect to the offering and the sale (the "Offering") of up to 11,000,000 shares of common stock, par value $.01 per share, of the Company (the "Common Stock") and (ii) the Company's contribution of the net proceeds of the Offering to G REIT L.P., a Virginia limited partnership (the "Operating Partnership"), in exchange for a general partnership interest in the Operating Partnership. You have requested our opinion regarding certain U.S. federal income tax matters in connection with the Offering.

         The Company intends to acquire office, industrial, retail, and service properties but has not identified any such properties for acquisition. The Company will invest the net proceeds of the Offering in short-term, interest-bearing securities until the Company identifies real estate assets for acquisition.

         In giving this opinion letter, we have examined the following:

1. the Company's Amended and Restated Articles of Incorporation, in the form filed as an exhibit to the Registration Statement;

2. the Company's Bylaws, in the form filed as an exhibit to the Registration Statement;

3. the Registration Statement, including the prospectus contained as a part thereof (the "Prospectus");


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                                                             January _____, 2002
                                                                          Page 2


4. the Agreement of limited Partnership of the Operating Partnership between the Company, as general partner, and Triple Net Properties, LLC, as special limited partner (the "Advisor), in the form filed as an exhibit to the Registration Statement (the "Operating Partnership Agreement");

5. the Advisory Agreement between the Company and the Advisor, in the form filed as an exhibit to the Registration Statement; and

6. such other documents as we have deemed necessary or appropriate for purposes of this opinion.

       In connection with the opinions rendered below, we have assumed, with your consent, that:

1. each of the documents referred to above has been duly authorized, executed, and delivered, is authentic, if an original, or is accurate, if a copy; and has not been amended;

2. during its short taxable year ending December 31, 2001 and future taxable years, the Company will operate in a manner that will make the factual representations contained in a certificate, dated _______ ___, 2001 and executed by a duly appointed officer of the Company (the "Officer's Certificate"), true for such years;

3. the company will not make any amendments to its organizational documents or the Operating Partnership Agreement after the date of this opinion that would affect its qualification as the real estate investment trust (a "REIT) for any taxable year;

4. each partner of the Operating Partnership (a "Partner") that is a corporation or other entity has a valid legal existence;

5. each Partner has full power, authority, and legal right to enter into and to perform the terms of the Operating Partnership Agreement and the transactions contemplated thereby; and

6. no action will be taken by the Company, the Operating Partnership, or the Partners after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based.

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                                                             January _____, 2002
                                                                          Page 3


         In connection with the opinions rendered below, we also have relied upon the correctness of the factual representations contained in the Officer's Certificate.

         Based on the documents and assumptions set forth above, the factual representations set forth in the Officer's Certificate, and the discussion in the Prospectus under the caption "Federal Income Tax Consequences of Our Status as a REIT" (which is incorporated herein by reference), we are of the opinion that:

                    a. commencing with the Company's short taxable year
               beginning on the day before the closing of the Offering and ending on December 31, 200__, the Company will qualify to be taxed as a REIT pursuant to sections 856 through 860 of the Internal Revenue Code of 1986, as amended (the "Code"), and the Company's organization and proposed method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code: and

                    b. the descriptions of the law and the legal conclusions
               contained in the Prospectus under the caption "Federal Income Tax Consequences of Our Status as a REIT" are correct in all material respects, and the discussion thereunder fairly summarizes the federal income tax considerations that are likely to be material to a holder of the Common Stock.

         We will not review on a continuing basis the Company's compliance with the documents or assumptions set forth above, or the factual representations set forth in the Officer's Certificate.

Accordingly, no assurance can be given that the actual results of the Company's operations for any given taxable year will satisfy the requirements for qualification and taxation as a REIT.

         The foregoing opinions are based on current provisions of the Code and the Treasury regulations thereunder (the "Regulations"), published administrative interpretations thereof, and published court decisions. The Internal Revenue Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT.

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                                                             January _____, 2002
                                                                          Page 4

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to Hirschler Fleischer under the caption "Federal Income Tax Consequences of Our Stats as a REIT" in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the SEC.

         The foregoing opinions are limited to the U. S. Federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. We undertake no obligation to update the opinions expressed herein after the date of this letter. This opinion letter is for the information and use of the addressee and it speaks only as of the date hereof. This opinion letter may not be distributed, relied upon for any purpose by any other person, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.

                                            Very truly yours,



                                            Hirschler Fleischer